Exhibit 21.1

SUBSIDIARIES OF AMEREN CORPORATION

AT DECEMBER 31, 2010

Name	State or Jurisdiction of Organization

Ameren Corporation	Missouri
Ameren Development Company	Missouri
Missouri Central Railroad Company	Delaware
CIPSCO Leasing Company	Illinois
CLC Aircraft Leasing Company, LLC	Delaware
Gateway Energy Systems, L.C. (89.1% interest)	Missouri
QST Enterprises Inc.	Illinois
ESE Land Corporation	Illinois
Ameren Energy Resources Company, LLC	Delaware
Ameren Energy Generating Company	Illinois
Coffeen and Western Railroad Company	Illinois
Electric Energy, Inc. (80% interest)	Illinois
Midwest Electric Power Inc.	Illinois
Joppa and Eastern Railroad Company	Illinois
Met South, Inc.	Illinois
Massac Enterprises LLC	Illinois
Ameren Energy Marketing Company	Illinois
AmerenEnergy Resources Generating Company	Illinois
AmerenEnergy Medina Valley Cogen, L.L.C.	Illinois
Ameren Energy Fuels and Services Company	Illinois
Ameren Transmission Company	Missouri
Ameren Transmission Company of Illinois	Illinois
Ameren Services Company	Missouri
Ameren Illinois Company	Illinois
Energy Risk Assurance Company	Vermont
Missouri Energy Risk Assurance Company LLC	Missouri
Union Electric Company	Missouri
Fuelco LLC (33.33% interest)	Delaware

Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2010.